            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our report dated January 20, 2010 on the financial statements of the RiverSource Mid Cap Growth Fund of the RiverSource Equity Series, Inc. included in the Annual Report for the period ended November 30, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 108 to the Registration Statement (Form N-1A, No. 2-13188) of the RiverSource Equity Series, Inc.


                                       /s/ Ernst & Young, LLP

Minneapolis, Minnesota
January 20, 2010